Exhibit 99.1

Investor Relations Contact:
Isabell Novakov
214-252-4029
inovakov@plainscapital.com

Hilltop Holdings Inc. Announces Financial Results for Fourth Quarter and Full Year 2013

DALLAS — (BUSINESS WIRE) March 3, 2014 — Hilltop Holdings Inc. (NYSE: HTH) (“Hilltop”), the parent company of PlainsCapital Corporation (“PlainsCapital”), announced financial results for the fourth quarter and full year 2013.  PlainsCapital, through its operating subsidiaries PlainsCapital Bank (the “Bank”), PrimeLending and First Southwest, provides banking, mortgage origination and financial advisory services, respectively.  Hilltop’s insurance subsidiary, National Lloyds Corporation (“NLC”), provides property and casualty insurance.

Hilltop produced income to common stockholders of $29.5 million, or $0.34 per diluted share, for the fourth quarter of 2013, compared to $8.6 million, or $0.13 per diluted share, for the fourth quarter of 2012. Income to common stockholders for the third quarter of 2013 was revised to $38.2 million, or $0.43 per diluted share, an increase from previously reported operating results due to adjustments to the preliminary bargain purchase gain associated with the acquisition of substantially all of the assets and assumption of substantially all of the liabilities of First National Bank, Edinburg, Texas, from the Federal Deposit Insurance Corporation, as receiver, on September 13, 2013 (“FNB Transaction”). Income to common stockholders for the full year 2013 was $121.0 million, or $1.40 per diluted share. Hilltop’s annualized return on average assets and return on average equity for the fourth quarter of 2013 were 1.34% and 10.97%, respectively. The return on average assets and return on average equity for the full year 2013 were 1.67% and 11.00%, respectively.

“2013 was a strong and rewarding year for Hilltop’s shareholders, employees and customers. The bank’s operating results drove our earnings and every business segment was profitable in 2013. Our mortgage origination and financial advisory businesses performed well in the face of continued challenges in their respective industries. We also were able to effectively deploy excess capital and grow our balance sheet and commercial banking business through the FNB Transaction. This transaction put us in every major Texas market and improved the composition of our balance sheet and funding profile. We enter 2014 optimistic and well-positioned, but cautious given the current headwinds in our operating environments.” said Jeremy Ford, CEO of Hilltop.

Fourth Quarter 2013 Highlights for Hilltop:

•                  Hilltop’s total assets decreased to $8.9 billion at December 31, 2013, compared to $9.1 billion at September 30, 2013;

•                  Total stockholders’ equity increased by $105.6 million from September 30, 2013 to $1.3 billion at December 31, 2013;

•                  Loans held for investment, net of allowance for loan losses, increased by 2.6% to $4.5 billion (including covered and non-covered loans(1)), and loans held for sale increased by 4.0% to $1.1 billion, from September 30, 2013 to December 31, 2013;

•                  Total deposits decreased by $214.1 million from September 30, 2013 to $6.7 billion at December 31, 2013;

•                  Hilltop was well-capitalized with a Tier 1 Leverage Ratio(2) of 12.81% and Total Capital Ratio of 19.13% at December 31, 2013; and

(1)  Loan portfolio includes “covered loans” acquired in the FNB Transaction that are subject to loss-share agreements with the FDIC, while all other loans are referred to as “non-covered loans.”

(2)  Based on the end of period Tier 1 capital divided by total average assets during the fourth quarter 2013 excluding goodwill and intangible assets.

•                  Hilltop continues to retain approximately $164 million of freely usable cash at December 31, 2013, following the redemption of the senior exchangeable notes held by its insurance company subsidiaries for cash in the fourth quarter and a $35 million capital contribution to the Bank in connection with the FNB Transaction in the third quarter.

For the fourth quarter of 2013, taxable equivalent net interest income was $88.6 million compared with $71.9 million in the third quarter of 2013, a 23.2% increase. The consolidated taxable equivalent net interest margin was 4.52% for the fourth quarter of 2013, a six basis point increase from 4.46% in the third quarter of 2013.  During the fourth quarter, the consolidated taxable equivalent net interest margin was impacted by accretion of discount on loans of $19.6 million, amortization of premium on acquired securities of $1.1 million and amortization of premium on acquired time deposits of $2.6 million.

For the fourth quarter of 2013, noninterest income was $182.5 million compared with $215.1 million in the third quarter of 2013, a 15.2% decrease. The decline was driven by lower mortgage origination volumes, as well as a preliminary bargain purchase gain booked to the third quarter of 2013 that was revised upward. Net gains from sale of loans, other mortgage production income and mortgage loan origination fees declined $29.3 million from the third quarter of 2013 to $98.1 million in the fourth quarter of 2013. Mortgage loan originations totaled $2.3 billion in the fourth quarter of 2013, versus $2.9 billion in the third quarter of 2013, due to seasonally lower volume and rising interest rates. Net premiums earned increased to $41.5 million in the fourth quarter of 2013 from $40.0 million in the third quarter of 2013, which is primarily attributable to rate increases in homeowners and mobile home products. Advisory fees and commissions from our financial advisory segment were $22.8 million in the fourth quarter of 2013 and $22.3 million in the third quarter of 2013, as rising interest rates and volatility in fixed income markets continue to pressure financial advisory fees and fixed income sales.  We recorded an upward revision to the pre-tax bargain purchase gain associated with the FNB Transaction in the third quarter to $12.6 million, from the preliminary bargain purchase gain initially recorded of $3.3 million.

For the fourth quarter of 2013, noninterest expense was $219.8 million compared with $216.6 million in the third quarter of 2013, a 1.5% increase. Employees’ compensation and benefits declined $6.8 million, or 5.7%, to $112.4 million in the fourth quarter of 2013, primarily due to lower variable compensation tied to mortgage origination volume, offset by a full quarter of FNB compensation expense. Salaries and benefit expenses at the mortgage origination segment specifically declined approximately 9% between the third and fourth quarter, as the benefits of the headcount reductions in the third quarter were realized. Loss and loss adjustment expenses declined to $16.8 million in the fourth quarter of 2013 from $24.6 million in the third quarter of 2013. This was driven by seasonality and lower claims volume. Primarily due to the FNB Transaction, occupancy and equipment expense increased by $4.7 million from the third quarter of 2013 to $25.7 million in the fourth quarter of 2013 and other noninterest expense increased to $52.7 million in the fourth quarter of 2013 from $40.1 million in the third quarter of 2013. Amortization of identifiable intangibles from purchase accounting was $2.6 million for the fourth quarter of 2013.

For the fourth quarter of 2013, the provision for loan losses was $2.2 million, compared to $10.7 million for the third quarter of 2013. The fourth quarter of 2013 provision included provisions for loan losses related to newly originated loans and acquired loans without credit impairment at acquisition of $1.6 million and purchased credit impaired (“PCI”) loans of $1.0 million. Net charge-offs on non-covered loans for the fourth quarter of 2013 were $1.1 million, and the allowance for non-covered loan losses was $33.2 million, or 0.95% of total non-covered loans at December 31, 2013. Non-covered, non-performing assets at December 31, 2013 were $28.2 million, or 0.32% of total assets, compared to $30.5 million, or 0.34% of total assets, at September 30, 2013.

In the fourth quarter, HTH Operating Partnership LP, a wholly-owned subsidiary of Hilltop, completed the call of its outstanding 7.5% Senior Exchangeable Notes due 2025 (the “Notes”). There were $90.9 million in aggregate principal amount of the Notes outstanding, including $6.9 million aggregate principal amount held by our insurance company subsidiaries. The Notes held by third party investors with a par value of $84.0 million were exchanged for 6.2 million shares of Hilltop common stock. The $6.9 million aggregate principal amount of Notes held by the insurance company subsidiaries were settled for $11.1 million in cash, resulting in a $3.7 million gain for the insurance company subsidiaries that was eliminated in consolidation.

Condensed Balance Sheet	December 31,	September 30,	June 30,	March 31,
($000s)	2013	2013	2013	2013
Cash and due from banks	713,099	976,188	596,351	588,838
Securities	1,261,989	1,322,635	1,106,379	1,207,274
Loans held for sale	1,089,039	1,046,801	1,412,960	1,242,322
Non-covered loans, net of unearned income	3,514,646	3,310,224	3,253,001	3,248,367
Allowance for loan losses	(33,241)	(33,180)	(26,237)	(16,637)
Non-covered loans, net of allowance for loan losses	3,481,405	3,277,044	3,226,764	3,231,730
Covered loans, net of allowance for loan losses	1,005,308	1,096,590	—	—
Covered other real estate owned	142,833	119,670	—	—
FDIC indemnification asset	188,291	190,041	—	—
Premises and equipment, net	198,468	187,857	110,937	111,894
All other assets	822,791	876,766	949,412	834,852
Total assets	8,903,223	9,093,592	7,402,803	7,216,910

Deposits	6,722,019	6,936,162	4,496,469	4,758,438
Short-term borrowings	342,087	305,297	1,003,804	576,730
Notes payable	56,327	140,111	139,938	140,747
All other liabilities	470,868	505,669	590,792	562,410
Total liabilities	7,591,301	7,887,239	6,231,003	6,038,325
Total Hilltop stockholders’ equity	1,311,141	1,205,475	1,170,895	1,177,809
Noncontrolling interest	781	878	905	776
Total liabilities & stockholders’ equity	8,903,223	9,093,592	7,402,803	7,216,910

	Three Months Ended				Year Ended
Condensed Income Statement	December 31,	September 30,	June 30,	March 31,	December 31,
($000s)	2013	2013	2013	2013	2013
Interest income	98,601	79,702	76,168	74,604	329,075
Interest expense	10,002	7,786	7,743	7,343	32,874
Net interest income	88,599	71,916	68,425	67,261	296,201
Provision for loan losses	2,206	10,658	11,289	13,005	37,158
Net interest income after provision for loan losses	86,393	61,258	57,136	54,256	259,043
Noninterest income	182,479	215,095	239,233	213,278	850,085
Noninterest expense	219,752	216,592	260,400	214,991	911,735
Income before income taxes	49,120	59,761	35,969	52,543	197,393
Income tax expense	18,090	20,115	13,309	19,170	70,684
Net income	31,030	39,646	22,660	33,373	126,709
Less: Net income attributable to noncontrolling interest	160	339	568	300	1,367
Income attributable to Hilltop	30,870	39,307	22,092	33,073	125,342
Dividends on preferred stock	1,342	1,133	1,149	703	4,327
Income applicable to Hilltop common stockholders	29,528	38,174	20,943	32,370	121,015

	Three Months Ended				Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
Selected Financial Data	2013	2013	2013	2013	2013
Return on average stockholders’ equity	10.97%	13.02%	7.29%	11.46%	11.00%
Return on average assets	1.34%	2.07%	1.24%	1.87%	1.67%
Net interest margin (taxable equivalent)	4.52%	4.46%	4.33%	4.35%	4.47%
Earnings per common share ($):
Basic	0.34	0.45	0.25	0.39	1.43
Diluted	0.34	0.43	0.24	0.39	1.40
Weighted average shares outstanding (000’s):
Basic	87,027	83,493	83,490	83,487	84,382
Diluted	87,871	90,460	90,294	83,743	90,331
Book value per share ($)	13.27	13.00	12.59	12.74	13.27
Shares outstanding (000’s)	90,176	83,959	83,956	83,487	90,176

	December 31,	September 30,	June 30,	March 31,
Capital Ratios	2013	2013	2013	2013

Tier 1 capital (to average quarterly assets):
Bank	9.29%	11.05%	9.74%	9.22%
Hilltop	12.81%	13.96%	13.66%	13.39%
Tier 1 capital (to risk-weighted assets):
Bank	13.38%	12.76%	12.77%	12.21%
Hilltop	18.53%	16.56%	18.35%	18.21%
Total capital (to risk-weighted assets):
Bank	14.00%	13.36%	13.35%	12.59%
Hilltop	19.13%	17.14%	18.90%	18.58%

	Three Months Ended			Year Ended
	December 31, 2013			December 31, 2013
	Average	Interest	Annualized	Average	Interest	Annualized
	Outstanding	Earned or	Yield or	Outstanding	Earned or	Yield or
Net Interest Margin Analysis ($000)	Balance	Paid	Rate	Balance	Paid	Rate
Assets
Interest-earning assets
Loans, gross	$5,313,671	$86,098	6.41%	$4,584,079	$284,782	6.21%
Investment securities - taxable	1,097,746	7,484	2.74%	993,389	27,078	2.75%
Investment securities - non-taxable	185,862	1,771	3.81%	192,933	7,150	3.71%
Federal funds sold and securities purchased under agreements to resell	30,120	22	0.29%	27,996	113	0.40%
Interest-bearing deposits in other financial institutions	966,112	991	0.26%	727,284	1,848	0.25%
Other	155,331	2,819	6.71%	160,320	10,479	6.11%
Interest-earning assets, gross	7,748,842	99,185	5.05%	6,686,001	331,450	4.96%
Allowance for loan losses	(34,841)			(22,906)
Interest-earning assets, net	7,714,001			6,663,095
Noninterest-earning assets	1,254,877			985,308
Total assets	$8,968,878			$7,648,403

Liabilities and Stockholders’ Equity
Interest-bearing liabilities
Interest-bearing deposits	$6,477,315	$4,336	0.27%	$5,088,963	$14,877	0.29%
Notes payable and other borrowings	519,685	5,666	3.73%	709,642	17,997	2.19%
Total interest-bearing liabilities	6,997,000	10,002	0.56%	5,798,605	32,874	0.56%
Noninterest-bearing liabilities
Noninterest-bearing deposits	332,069			203,996
Other liabilities	379,660			449,197
Total liabilities	7,708,729			6,451,798
Stockholders’ equity	1,259,605			1,195,961
Noncontrolling interest	544			644
Total liabilities and stockholders’ equity	$8,968,878			$7,648,403

Net interest income		$89,183			$298,576
Net interest spread			4.49%			4.40%
Net interest margin			4.52%			4.47%

Conference Call Information

Hilltop will host a live webcast and conference call at 8:00 AM Central (9:00 AM Eastern), Tuesday, March 4, 2014. Hilltop President and CEO Jeremy B. Ford and other key management members will discuss 2013 year end results. Interested parties can access the conference call by dialing 1-888-317-6016 (domestic) or 1-412-317-6016 (international). The conference call also will be webcast simultaneously on Hilltop’s Investor Relations website (http://ir.hilltop-holdings.com).

About Hilltop

Hilltop Holdings is a Dallas-based financial holding company. Through its wholly owned subsidiary, PlainsCapital Corporation, a regional commercial banking franchise, it has three operating subsidiaries: PlainsCapital Bank, PrimeLending, and First Southwest. Through Hilltop Holdings’ other wholly owned subsidiary, National Lloyds Corporation, it provides property and casualty insurance through two insurance companies, National Lloyds Insurance Company and American Summit Insurance Company. At December 31, 2013, Hilltop employed approximately 4,550 people and operated approximately 400 locations in 45 states. Hilltop Holdings common stock is listed on the New York Stock Exchange under the symbol “HTH.” Find more information at Hilltop-Holdings.com and PlainsCapital.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Hilltop’s actual results, performance or achievements to be materially different from any expected future results, performance or achievements. Forward-looking statements speak only as of the date they are made and, except as required by law, Hilltop does not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, our plans, objectives, expectations and intentions and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (i) risks associated with merger and acquisition integration; (ii) our ability to estimate loan losses; (iii) changes in the default rate of our loans; (iv) risks associated with concentration in real estate related loans; (v) our ability to obtain reimbursements for losses on acquired loans under loss-share agreements with the Federal Deposit Insurance Corporation; (vi) changes in general economic, market and business conditions in areas or markets where we compete; (vii) severe catastrophic events in our geographic area; (viii) changes in the interest rate environment; (ix) cost and availability of capital; (x) changes in state and federal laws, regulations or policies affecting one or more of our business segments, including changes in regulatory fees, deposit insurance premiums, capital requirements and the Dodd-Frank Wall Street Reform and Consumer Protection Act; (xi) our ability to use net operating loss carry forwards to reduce future tax payments; (xii) approval of new, or changes in, accounting policies and practices; (xiii) changes in key management; (xiv) competition in our banking, mortgage origination, financial advisory and insurance segments from other banks and financial institutions, as well as insurance companies, mortgage bankers, investment banking and financial advisory firms, asset-based non-bank lenders and government agencies; (xv) risks related to our proposal to acquire SWS Group, Inc.; (xvi) failure of our insurance segment reinsurers to pay obligations under reinsurance contracts; (xvii) our ability to use excess cash in an effective manner, including the execution of successful acquisitions; and (xviii) our participation in governmental programs, including the Small Business Lending Fund.  For more information, see the risk factors described in the Annual Report on Form 10-K for the year ended December 31, 2013 and other reports filed with the Securities and Exchange Commission.

Source: Hilltop Holdings Inc.